Exhibit 10.1

OneBeacon Insurance Group, Ltd.
Long-Term Incentive Plan
2017-2019 Performance Unit Award Agreement
THIS AWARD AGREEMENT (this “Agreement”) is made effective as of February 28, 2017, between OneBeacon Insurance Group, Ltd., a Bermuda company (the “Company”) and <First NAME> <Last NAME> (the “Participant”).
RECITALS:
WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the OneBeacon 2017 Long-Term Incentive Plan, as may be amended or restated from time to time (the “Plan”), which Plan is incorporated herein by reference and made part of this Agreement;
WHEREAS, the Plan is subject to approval by the Company’s shareholders at the 2017 annual meeting; and
WHEREAS, subject to the approval of the Plan by the Company’s shareholders, the Performance Compensation Subcommittee of the Compensation Committee of the Board (the “Committee”) has determined that it would be in the best interests of the Company to grant the performance unit award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Capitalized terms not defined in the body of this Agreement have the meanings ascribed to them in Annex A (attached hereto and incorporated by reference). Capitalized terms not defined in the body of this Agreement or in Annex A have the meanings ascribed to them in the Plan.

2.Grant of Performance Units. Pursuant to Section 8 of the Plan, the Company hereby grants to the Participant a Performance Unit Award (this “Award”), covering a number of units determined in the manner set forth in this Agreement (the “Units”), in consideration of services to be rendered by Participant to the Company. The target number of Units granted under this Award is <# Of UNITS> (the “Target Performance Units”). The value of one Unit shall be fixed at $100.00 (the “Unit Value”) for all purposes under this Agreement. The grant of Units hereunder is subject to approval of the Plan by the shareholders of the Company in accordance with Section 19 of the Plan. If such shareholder approval is not obtained, the grant of Units hereunder shall automatically terminate and become null and void and be of no further force or effect.

3.Award Period. The Award Period shall be January 1, 2017 through December 31, 2019.

4.Performance Percentage. The Performance Percentage shall be determined based on achievement against the Combined Ratio Performance Objective set forth on Annex A. The Performance Percentage may range from 0% to 200% of target.

5.Vesting. Except as otherwise provided herein or in the Plan, the Units will vest on the last day of the Award Period, December 31, 2019 (the “Vesting Date”), provided that the Participant has remained continuously employed with the Company and its subsidiaries through such date.

6.Award Value. As soon as administratively practicable after the end of the Award Period, the Committee shall certify the level attained for each Performance Objective. At such time, the Participant shall be awarded an Actual Value, if any, equal to the product of: (x) the number of Target Performance Units, multiplied by (y) the Performance Percentage (determined pursuant to Section 4), multiplied by (z) the Unit Value. The Award Value shall be subject to adjustments pursuant to the Plan and this Agreement.

7.Settlement. The Actual Value will be settled following the Committee’s certification, and in any event within the first 74 days of 2020 (the “Settlement Date”), except as set forth in Section 8. Settlement shall be subject to all terms and conditions of the Plan and to Participant’s compliance with Section 9. The Actual Value will be settled in cash, in the Company’s Class A common shares (“Shares”), or partly in cash and partly in Shares, as determined by the Committee.

(a)	To the extent settled in cash, the cash value will equal (x) the Actual Value, multiplied by (y) the percentage of this Award settled in cash.

(b)
To the extent settled in Shares, the number of Shares issued will equal (x) the Actual Value, divided by the fair market value of one Share on the date that the Committee certified the level attained for the Performance Objectives, multiplied by (y) the percentage of this Award settled in Shares.

8.Termination of Employment. This Award shall be canceled and forfeited, and no payment shall be made therefor, if the Participant’s continuous employment with the Company and its subsidiaries shall terminate for any reason prior to the Vesting Date, except as set forth below:

(a)Death or Disability. If the Participant’s employment with the Company and its subsidiaries terminates before the Vesting Date due to the Participant’s death or Disability, a pro rata portion of the Units shall vest as of the date on which such termination of employment occurs, determined as follows: (i) the number of Target Performance Units, multiplied by (ii) a percentage, the numerator of which is equal to the number of months from the beginning of January 1, 2017 through the last day of the calendar year in which the Participant’s termination of employment occurs, and the denominator of which is equal to 36. Notwithstanding the foregoing, in the case of termination of employment due to Disability, such pro rata vesting shall be subject to the Participant (or his representative, as appropriate) signing and delivering an effective and irrevocable general release of claims (“Release”), in the form provided by the Company. Such Release must become effective and irrevocable no later than the 61st day after termination of such Participant’s employment. Any such pro rata vested portion of the Units will be settled in cash, Shares or partly in cash and partly in Shares, as determined by the Committee, in the manner contemplated by Section 7. Such settlement shall be made (A) in the case of death, within 60 days following the date of termination of employment due to death, or (B) in the case of Disability, in connection with the next regularly scheduled payroll after the effectiveness of the Release. For the avoidance of doubt, this Section 8(a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s employment for any reason (including Retirement).

(b)Eligible Retirement. In the discretion of the Committee, if the Participant’s employment with the Company and its subsidiaries terminates before the Vesting Date due to the Participant’s Retirement, and the Participant executes and delivers a separation agreement in the form provided by the Company, containing noncompetition, nonsolicitation and other restrictive covenants, the Committee, in its sole discretion, may determine to provide for continued vesting credit of the Units, on a pro rata basis, determined as follows:

(i)
the number of Target Performance Units shall be modified by multiplying (x) the original number of Target Performance Units set forth in Section 2 by (y) a fraction, the numerator of which is equal to the number of months from the beginning of the Award Period through the last day of the Performance Period in which the Participant’s termination of employment occurs, and the denominator of which is equal to 36 (the “Modified Target Performance Units”);

(ii)
the excess of the original number of Target Performance Units set forth in Section 2 over the Modified Target Performance Units shall be immediately forfeited upon the Participant’s termination of employment;

(iii)
the Modified Target Performance Units shall remain eligible to vest hereunder, and shall be settled based on their Actual Value; provided that, in determining Actual Value, the Performance Percentage used shall be determined by the Committee based on actual performance achievement through the end of the Performance Period in which the termination of employment occurred (subject to adjustments pursuant to the Plan and this Agreement).

Such pro rata vesting shall be subject to the Participant’s continued compliance with the noncompetition, nonsolicitation or other restrictive covenants in his separation agreement. In addition, such pro rata vesting shall be subject to the Participant (or his representative, as appropriate) signing and delivering an effective and irrevocable Release in the form provided by the Company. Such Release must be signed and delivered after the Committee’s certification of performance achievement through the end of the Performance Period (such determination to occur within the first 60 days of the year following such Performance Period), and must become effective and irrevocable on or before April 30th of the year of such certification (or such earlier date occurring between the date of certification and April 30th of such year as may be specified by the Company). Any such pro rata vested portion of the Units will be settled in cash, Shares or partly in cash and partly in Shares, as determined by the Committee, in the manner contemplated by Section 7 (except that, if the relevant Performance Unit is settled in Shares, the Actual Value shall be divided by the Fair Market Value of a Share on the last day of the Performance Period in which the Retirement occurred). Such settlement shall be made on the next regularly scheduled payroll after the effectiveness of the Release. Notwithstanding the foregoing, if the Participant breaches the noncompetition, nonsolicitation or other restrictive covenants in his separation agreement at any time, then the Participant’s outstanding Units shall be immediately canceled and forfeited upon such breach, and the full amount recognized from any prior vesting or settlement of the Units granted hereunder (and any gain thereto) shall be forfeited and the Participant shall be required to promptly repay such amounts to the Company within ten (10) days following such breach.
(c)Terminations after the Vesting Date but before Settlement. Notwithstanding anything herein to the contrary, if the Participant’s employment with the Company and its subsidiaries terminates on or after the Vesting Date but before the Settlement Date for any reason (including due to Retirement or a Termination Without Cause), then settlement of this Award shall be contingent on the Participant (or his representative, as appropriate) signing and delivering an effective and irrevocable Release, in the form provided by the Company. Such Release must be signed and delivered after the Committee’s certification of performance achievement through the end of the Award Period (such determination to occur within the first 60 days of the year following such Award Period), and must become effective and irrevocable on or before April 30th, 2020 (or such earlier date occurring between the date of certification and April 30, 2020, as may be specified by the Company). The settlement made in exchange for such Release shall be made in connection with the next regularly scheduled payroll after the effectiveness of such Release.

(d)Other. With respect to any Termination Without Cause, Constructive Termination or Adverse Change in the Plan occurring within 24 months after a Change in Control, Section 8(f) of the Plan shall apply to the Units. In addition, any continued vesting in connection with Related Employment shall be determined in the Committee’s sole discretion, pursuant to Section 8(e) of the Plan.

9.Withholding. The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding requirements, including the payment to the Company, upon vesting and/or settlement of the Units (or such earlier or later date as may be applicable under the Internal Revenue Code), of all such taxes and other amounts, and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding amounts from any compensation, including cash or Shares payable in settlement of this Award, or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts. Unless otherwise provided by the Company, tax withholding shall be at the applicable minimum statutory rate.

10.Reduction of the Award. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, but subject to Section 409A of the Code and other applicable law, may reduce any amounts payable to the Participant under this Agreement in order to satisfy any liabilities owed to the Company by the Participant.

11.Clawback Policy. Amounts paid pursuant to this Agreement are subject to clawback by the Company pursuant to the Clawback Policy adopted by the Board on June 16, 2010. The Clawback Policy generally provides that, in the event of a restatement of the financial statements of the Company for failure to comply with the federal securities laws due to misconduct of the Participant, the Board may require the Participant to reimburse the Company for all or a portion of his or her compensation, gain or other value realized thereafter on the vesting or settlement of the Units granted under this Agreement; provided, however, that in the event of fraud, the Participant shall reimburse the Company for all of such compensation, gain or other value realized.

12.Securities Laws. The granting of the Units and any other obligations of the Company under this Agreement shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If any portion of this Award is settled in Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws and with this Agreement.

13.No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries. Further, the Company or any of its subsidiaries may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein in this Agreement or the Plan. In addition, nothing herein shall obligate the Company to make future awards to the Participant.

14.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, understands the terms of the Plan and this Agreement and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Agreement and accepts this Award subject to all such terms and conditions which are incorporated herein by reference, including, but not limited to, the requirement to execute a Confidentiality and Nonsolicitation Agreement. In the event of a conflict between any vesting or forfeiture provision contained in this Agreement and vesting or forfeiture provision contained in the Plan, this Agreement will govern and prevail. In the event of any other conflict between a term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.Beneficiary Designation. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under Awards of this type and is not preempted by laws which recognize the provisions of this Section.

16.No Rights as Shareholder. The Participant will not be considered a shareholder of the Company for any purpose with respect to this Award unless and until Shares are issued to the Participant in settlement of this Award.

17.Adjustments. Without limiting Section 12 of the Plan, in the event of any certain changes or events affecting the Shares, the Company or one of its affiliates, or the financial statements of the Company (including any change in the outstanding Shares by reason of any stock split, stock or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares or other distribution (other than normal cash dividends) of Company assets to shareholders), the Committee is authorized to take certain actions under the Plan that the Committee may determine is appropriate, including: (i) making equitable adjustments, if any, in the terms and conditions of this Award, including an adjustment in the target and maximum number of Shares or kind of Shares or other property that may be issued under this Award, or an adjustment to any measure of performance, or (ii) making provision for payment in cash or other property in replacement of this Award, or substitution or assumption of this Award by any successor. Any such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

18.Sections 409A and 457A of the Internal Revenue Code. The Participant will not be permitted to elect to defer any payments that may be made pursuant to this Award, unless the Participant is a participant in the Company’s Deferred Compensation Plan. This Award is intended to be compliant with Section 409A of the Code and, if applicable, fall within the “short-term deferral” exception of Section 457A of the Code, and shall be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, to the extent that this Award constitutes a deferral of compensation to which Section 409A of the Code applies:

(a)
For purposes of any amount that becomes vested and payable upon a termination of employment, a termination of employment will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Section 409A of the Code.

(b)
If any amount subject to this Award shall become vested and payable as a result of the Participant’s separation from service at such time as the Participant is a “specified employee” within the meaning of Section 409A of the Code, then no payment shall be made, except as permitted under Section 409A of the Code, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless a specified employee identification policy as contemplated by Section 409A of the Code has been adopted by the Company, specified employees will be identified in accordance with the default provisions specified under Section 409A of the Code.

(c)	To the extent applicable, “Disabled” or “Disability” shall be defined in a manner consistent with Treasury Regulation 1.409A-3(i)(4).

19.No Transfer. Subject to any exceptions set forth in this Agreement or the Plan, the Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by the Participant, and shall not be subject to execution, attachment or similar process, except by will or the laws of descent and distribution.

20.Successors and Assigns. This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant. If the Participant is employed by a business unit of the Company which is sold or transferred, the Company shall request the purchaser of such business unit (the “Purchaser”) to fully assume the obligations of the Company under this Award or provide a substitute or replacement award of equal economic value, as determined by the Committee. If a Purchaser declines to assume such obligations or provide such a substitute or replacement award, the Company shall remain obligated under the terms of this Award; provided that the Company may condition vesting on the Participant’s continued employment with the Purchaser, subject to applicable law.

21.Amendment; Waiver. The Committee at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent (except to the extent permitted under the Plan). Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.

22.Notice. Any notice necessary under this Award shall be addressed to the Corporate Secretary of the Company at the Company’s principal executive offices and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party, hereto, may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

23.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

24.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

25.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

26.Entire Agreement. This Agreement (including Annex A), the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to this Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to Participant.

27.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

     OneBeacon Insurance Group, Ltd.

By:__________________________________     By:________________________________
<first><last>                 T. Michael Miller
President and Chief Executive Officer

Award Details:
2017-2019 Performance Unit Plan - CR
<# Units> Units Granted

Annex A

2017-2019 PERFORMANCE PERCENTAGE

Combined Ratio

	Combined Ratio for the Award Period	Performance Percentage
Maximum	91.5% or lower	200%
Target	96.5%	100%
Threshold	101.5% or higher	0%

* “Combined Ratio” means reported GAAP Combined Ratio for the underwriting reportable segments (currently defined as the summation of the Specialty Industries and Specialty Products reportable segments, to be adjusted to include any additional underwriting reportable segments in the future).
* The Combined Ratio for the Award Period as a whole will be the average (mean) of the Combined Ratio for each of the three Performance Periods. Combined Ratio will be calculated to the nearest one-tenth of one percent. “Performance Period” means each of the fiscal years of the Company ending December 31, 2017, 2018 and 2019, respectively.
* Linear interpolation applies between data points (i.e., between threshold and target, and between target and maximum).